Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Abax Jade Ltd.
Address of Joint Filer:	c/o Abax Global Capital (Hong Kong) Limited Suite 6708, 67/F, Two International Finance Centre 8 Finance Street Central, Hong Kong SAR
Relationship of Joint Filer to Issuer:	10% Owner (1)
Issuer Name and Ticker or Trading Symbol:	Sinoenergy Corporation [SNEN]
Date of Event Requiring Statement (Month/Day/Year):	05/01/2009
Designated Filer:	Abax Nai Xin A Ltd.

(1) See Remarks on Form 3.